Exhibit 5.14

CONSENT OF A. PERALTA ROMERO

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Antonio Peralta Romero
By:	Antonio Peralta Romero, P. Eng.
Principal Mining Engineer
AMEC FOSTER WHEELER

Dated: March 28, 2018